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                                                         SEC File No.: 333-65813
                                                Filed pursuant to Rule 424(b)(3)


EXPLANATORY NOTE:

     The purpose of this filing is to correct an error in the Rule 424(b)(3) filing of Microsoft Corporation filed with the Securities and Exchange Commission on January 14, 1999. On the facing sheet of the January 14, 1999 filing, the date of the prospectus was listed as January 14, 1998. This filing correctly lists the date of the prospectus as January 14, 1999.

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                                                        SEC File No.:  333-65813
                                                Filed pursuant to Rule 424(b)(3)


                                  PROSPECTUS

                             MICROSOFT CORPORATION
                            3,152,677 Common Shares
             ____________________________________________________

     This prospectus is part of a registration statement that covers 3,152,677 shares of our common stock. These shares may be offered and sold from time to time by certain of our shareholders (the "selling shareholders"). We will not receive any of the proceeds from the sale of the common shares. We will bear the costs relating to the registration of the common shares, which we estimate to be $17,250.

     The common shares are traded on the Nasdaq Stock Market under the symbol MSFT. The average of the high and low prices of the common shares as reported on the Nasdaq Stock Market on January 12, 1999 was $144.56 per common share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

             ____________________________________________________

               The date of this prospectus is January 14, 1999.
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                               TABLE OF CONTENTS


THE COMPANY..................................................................  1

USE OF PROCEEDS..............................................................  1

SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION................................  1

LEGAL MATTERS................................................................  2

EXPERTS......................................................................  2

WHERE YOU CAN FIND MORE INFORMATION..........................................  3

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT. NO ONE HAS BEEN AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION.

     THE SHARES OF COMMON STOCK ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

     YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENTS.

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                                  THE COMPANY

     Microsoft Corporation was founded as a partnership in 1975 and incorporated in 1981. Microsoft develops, manufactures, licenses, sells, and supports a wide range of software products, including:

     . operating system software (for example, Microsoft Windows 98, Windows NT, and Windows CE) designed for personal computers, servers, handheld personal computers and other information devices;

     . server applications software (for example, Microsoft Exchange Server and Microsoft SQL Server) designed for client/server environments;

     . business and consumer applications software (for example, Microsoft Word, Microsoft Excel and Microsoft Outlook);

     .    software development tools; and

     .    Internet and intranet software and technologies.

     Microsoft's efforts also include:

     .    development of entertainment and information software programs;

     .    development of the MSN(TM) network of Internet products and services;

     . alliances with companies involved with the creation and delivery of digital information;

     . sales of personal computer devices such as the Microsoft Mouse and the Microsoft Natural Keyboard;

     .    publication of software-related books; and

     . research and development of advanced technologies for future software products.

     Microsoft's business strategy is to develop a broad line of software products for business and personal use, and to distribute these products through diverse channels, including distributors, resellers, system integrators, retail stores, and preinstalled on new computer hardware.

     Microsoft is organized as a Washington corporation with its principal executive offices located at One Microsoft Way, Redmond, Washington 98052-6399. Our telephone number is (425) 882-8080 and our electronic mail address is msft@microsoft.com.

                                USE OF PROCEEDS

     All net proceeds from the sale of the common shares covered by this prospectus will go to the selling shareholders who offer and sell their shares. Microsoft will not receive any proceeds from the sale of the common shares by the selling shareholders.

                 SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

     All of the common shares registered for sale under this prospectus will be owned immediately after registration by all of the former shareholders of Hotmail Corporation and all of the former shareholders of Flash Communications, Inc. (collectively, the "selling shareholders").

     All of the shares offered by the selling shareholders were acquired when one of our subsidiaries, MicroHM, Inc., merged with Hotmail Corporation, and another of our subsidiaries, Microflash, Inc., merged with Flash Communications, Inc. (the "mergers"). Under the terms of the mergers, Microsoft agreed to register the common shares received by the selling shareholders in connection with the mergers. The shares held by the selling shareholders do not exceed one percent (1%) of Microsoft's outstanding capitalization. In the past three years, none of the selling shareholders has had a material relationship with Microsoft, except that certain selling shareholders have become non-officer employees of Hotmail, Flash or Microsoft after the mergers.

                                       1
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     Microsoft is registering the common shares covered by this prospectus for the selling shareholders. As used in this prospectus, "selling shareholders" includes the pledgees, donees, transferees or others who may later hold the selling shareholders' interests. Microsoft will pay the costs and fees of registering the common shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common shares.

     The selling shareholders may sell the common shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling shareholders may sell some or all of their common shares through:

     . a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

     . purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

     . ordinary brokerage transactions and transactions in which a broker solicits purchasers.

     When selling the common shares, the selling shareholders may enter into hedging transactions. For example, the selling shareholders may:

     . enter into transactions involving short sales of the common shares by broker-dealers;

     . sell common shares short themselves and redeliver such shares to close out their short positions;

     . enter into option or other types of transactions that require the Selling Shareholder to deliver common shares to a broker-dealer, who will then resell or transfer the common shares under this prospectus; or

     . loan or pledge the common shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

     The selling shareholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling shareholders may allow other broker-dealers to participate in resales. However, the selling shareholders and any broker-dealers involved in the sale or resale of the common shares may qualify as "underwriters" within the meaning of the Section 2(a)(11) of the Securities Act of 1933 (the "1933 Act"). In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the 1933 Act. If the selling shareholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

     In addition to selling their common shares under this prospectus, the selling shareholders may:

     . agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the common shares, including liabilities arising under the 1933 Act;

     . transfer their common shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

     . sell their common shares under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

                                 LEGAL MATTERS

     For purposes of this offering, Preston Gates & Ellis LLP, Seattle, Washington, is giving its opinion on the validity of the common shares. As of the date of this prospectus, attorneys in Preston Gates & Ellis LLP who have worked on substantive matters for Microsoft own fewer than 500,000 common shares.

                                    EXPERTS

     The financial statements included in our 1998 Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors. We have incorporated these financial statements by reference in this prospectus and in the registration statement in reliance upon Deloitte & Touche LLP's report given on their authority as experts in accounting and auditing.

                                       2
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                      WHERE YOU CAN FIND MORE INFORMATION

 .    GOVERNMENT FILINGS.  We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC's web site at http://www.sec.gov. Most of our SEC filings are also available to you free of charge at our web site at http://www.microsoft.com/MSFT.

 .    STOCK MARKET.  The common shares are traded as "National Market Securities"
     on the Nasdaq National Market. Material filed by Microsoft can be inspected at the offices of the National Association of Securities Dealers, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

 .    INFORMATION INCORPORATED BY REFERENCE.  The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede previously filed information, including information contained in this document.

     We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering has been completed:

1. Microsoft's Annual Report on Form 10-K, which includes various pages from its Annual Report to Shareholders, for the year ended June 30, 1998.

2. Microsoft's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

3.   Microsoft's Proxy Statement dated September 25, 1998.

4. The description of the common stock of Microsoft, which is contained in the registration statement of Microsoft filed on Form S-3, dated December 13, 1996.

     You may request free copies of these filings by writing or telephoning us at the following address:

          Investor Relations Department
          Microsoft Corporation
          One Microsoft Way
          Redmond, Washington 98052-6399
          (425) 882-8080
          email: msft@microsoft.com


     You may also review and/or download free copies of items 1, 2 and 3 at our web site at http://www.microsoft.com/MSFT.

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